Exhibit 3.1.1

State of Washington                                                                           [IAR]

Secretary of State

CORPORATIONS DIVISION
James M. Dolliver Building
801 Capitol Way South
PO Box 40234
Olympia WA 98504-0234
360 .725 .0377

FILED
SECRETARY OF STATE
SAM REED

April 26, 2010

STATE OF WASHINGTON

Application for Profit Corporation

Office Information

Application ID	1716088
Tracking ID	1885468
Validation lD	171 6529 -00 1
Date Submitted for Filing:	412612010

Contact Information

Contact Name	Kerri Powers
Contact Address	PO Box 1ó57
Tacoma
WA .
9840116s7
Contact Email	kpowers@dpearson.com
Contact Phone	253 -620-1500

Articles of Incorporation

Preferred Name	AMERICAN BREWING COMPANY, INC.
Other Purpose	To operate a brewery and all other business activities incidental the
Duration	Perpetual
Incorporation Date	Effective Upon Filing by the Secretary of State
Expiration Date	4/301201 I
Number of Shares	20
Authorized Shares	Divided per Attached Stock Schedule

Stock Schedule Document Uploaded	Articles of Incorporation.pdf

Registered Agent Information

Agent is Entity
.Agent Name	Davies Pearson, P.C.
Agent Street Address	920 Fawcett Avenue
WA
98402

Agent Mailing Address	PO Box 1657
Tacoma
WA
98401 1657

Agent Email Address
Submitter/Agent Relationship	Submitter has signed consent of specified agent

Incorporators Information

Incorporator	#1
Incorporator Name	Neil Fallon
Incorporator Address	180 West Dayton
Suite 102 B-D
Edmonds
WA
98020

Signature Information

Signed By	Kerri Powers, Legal Assistant

ARTICLES OF INCORPORATION
OF
AMERICAN BREWING COMPANY, lNC.

ARTICLE I: NAME

The name of this Corporation is "AMERICAN BREWING COMPANY, INC.'

ARTICLE II: DURATION

The period of duration of the Corporation shall be perpetual.

ARTICLE III: PURPOSES

This Corporation is organized for the following purposes:

1. To operate a microbrewery and all other business activities incidental thereto; and

2. To engage in any other business, trade or activity which may be conducted Iawfully by a corporation organized under the Washington Business Corporation Act.

ARTICLE IV: SHARES

A.           The aggregate number of shares which the Corporation shall have the authority to issue is Ten (10) shares of voting common stock and Ten (10) shares of nonvoting common stock.

B.            Except with respect to voting rights, such non-voting shares shall have lights identical to the rights of voting Common stock, so that there shall be no difference in the rights of holders of voting and non-voting common stock in the profits and assets of the Corporation.

C.           Shares may be issued for such consideration as shall be authorized by resolution of the Board of Directors establishing a price (in money or other consideration), a minimum price, a general formula or method by which the price shall be determined, and otherwise exercise the powers granted in Section 210 of Chapter 23B.06 of the Revised Code of Washington.

D.           The shares shall have no stated or par value.

E.           The Board of Directors in its discretion may permit the conversion of outstanding common shares to non-voting common shares. Except with respect to voting ARTICLES OF INCORPORATION - I AMERICAN BREWING COMPANY, INC.

  ARTICLES OF INCORPORATION - 1           AMERICAN BREWING COMPANY, INC.

rights, such non-voting shares shall have rights identical to the rights of voting conman stock, so that there shall be no difference in the rights of holders of voting and non-voting common stock in the profits and assets of the Corporation.

F.           In the event the Board of Directors authorizes the issuance of or conversion to such non-voting shares of common stock, the board in its discretion may place restrictions upon the sale of other transfer of such non-voting common stock.

ARTICLE V: NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shalt exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

ARTICLE VI: NO CUMULATIVE VOTING

Each Shareholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, the number of shares owned by such Shareholder for each Director to be elected and for whose election such Shareholder has a right to vote, and no  Shareholder shall be entitled to cumulate votes.

ARTICLE VII: BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or. adopt new Bylaws. Nothing herein shall deny the concurrent power of the Shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE VIII: AMENDMENT OF BYLAWS

Shareholders of this Corporation are authorized to make, alter, and to appeal the Bylaws of this corporation. The vote of the shareholders to change or repeal such Bylaws shall require an approval of a majority of the outstanding shares entitled to vote.

ARTICLE IX: REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this Corporation and the address of its initial registered office are as follows:

Davies Pearson, P.C,
920 Fawcett Avenue
Tacoma, WA 98402

ARTICLE X: DIRECTORS

A.           The number of Directors of this Corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time

  ARTICLES OF INCORPORATION - 2           AMERICAN BREWING COMPANY, INC.

the manner provided therein. The initial Board of Directors shall consist of one (1) Director, and his name and address is as follows:

Name	Address

Neil Fallon	180 West Dayton, Suite 102 B-D Edmonds, WA 98020

B.           The term of the initial Director shall be until the first annual meeting of the Shareholders or until his successor is elected and qualified, unless removed in accordance with the provisions of the Bylaws.

ARTICLE XI: SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

    To be adopted by the Shareholders, amendments of the Articles of Incorporation, a Plan of merger or share exchange, the sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation's assets other than in the usual regular course of business, or dissolution of the Corporation must be approved by each voting group of Shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group,

ARTICLE XII: INCORPORATOR

    The name and address of the incorporator is as follows:

Name	Address

Neil Fallon	180 West Dayton, Suite 102 B-D Edmonds, WA 98020

ARTICLE XIII: LIMITATIONS OF' DIRECTORS' LIABILITY

A.           A Director shall have no liability to the Corporation or its Shareholders for monetary damages for conduct as a Director except for:

1.           Acts or omissions that involve intentional misconduct by the Director or a knowing violation of law by the Director;

       2.           For conduct violating RCW 23B.08.310 (involving certain distributions); or

3.           For any transaction from which the Director will personally receive a benefit in money, property or services to which the Director i’s not legally entitled.

  ARTICLES OF INCORPORATION - 3           AMERICAN BREWING COMPANY, INC.

B.           If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended' Any repeal or modification of this Article shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such Director occurring prior to such repeal or modification.

ARTICLE XIV: INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Corporation shall indemnify and advance expenses to its Directors, Officers, agents, and employees as follows:

A.           Directors and Officers. The Corporation shall indemnify its Directors and Officers of the full extent permitted by the Washington Business Corporation Act now or hereafter in force.

       1.   However, such indemnity shall not apply on account of: (a) acts .or omissions of the Director and Officer finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the Director and Officer finally adjudged to be in violation of RCW 238.08.310, or (c) any transaction with respect to which it was finally adjudged that such Director and Officer personally received a benefit in money, property, or services to which the Director was not legally entitled.

2.           It shall advance expenses for such persons pursuant to the terms set forth in the Bylaws or in a separate Directors' resolution or contract.

B.           Officers. Employees and Agents Who Are Not Directors. The Corporation shall indemnify and advance expenses to its Officers, employees and agents who are not Directors to the extent authorized by the Board of Directors and the Bylaws, and consistent with law.

C.           Implementation. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancements provisions, it is expressly empowered to adopt, approve, amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

D.           Survival of Indemnification Rights. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

  ARTICLES OF INCORPORATION - 4           AMERICAN BREWING COMPANY, INC.

E.           Service for Other Entities. The indemnification and advancement of expenses provided under this Article shall apply to Directors, Officers, employees, or agents of the Corporation for both (a) service in such capacities for the Corporation, and (b) service at the Corporation's request as a Director, Officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A person is considered to be serving an employee benefit plan at the Corporation's request if such person's duties to the
Corporation also impose duties on, or otherwise involve services by, the Director to the plan or to participants in or beneficiaries of the plan.

ARTICLE XV: TRANSACTIONS WITH INTERESTED SHAREHOLDERS

    This Corporation may enter into contracts and otherwise transact business as a vendor, purchaser, or otherwise, with its Directors, Officers, and Shareholders and with corporations, associations, firms and entities in which they are or may be. or become interested as Directors, Officers, Shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such
Director, Officer, or Shareholder may be necessarily to obligate the Corporation upon such contracts or transactions,

l.           In the absence of fraud, no such contract or transaction shall be avoided and no such Director, Officer, or Shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction.

2.           In the case of Directors and Officers of the Corporation (but not in the case of Shareholders who are not Directors or Officers), the nature of the interest of such Director or Officer though not necessarily the details or extent thereof, must be disclosed or known to the Board of Directors of this Corporation at the meeting thereof, at which such contract or transaction is authorized or confirmed.

3.           A general notice that a Director or Officer of the Corporation is interested in any Corporation, association, firm, or entity shall be sufficient disclosure as to such Director of Officer with respect to all contracts and transactions with that Corporation, association, firm or entity,

.ARTICLE XVI: SHAREHOLDER AGREEMENT

Shareholders may enter into agreements among themselves regarding the voting of their shares, and such agreements shall be valid and enforceable in accordance with their terms.

  ARTICLES OF INCORPORATION - 5           AMERICAN BREWING COMPANY, INC.

ARTICLE XVII: ADOPTION

The undersigned person, of the age of eighteen (18) years or more, as incorporated' of this Corporation under the Washington Business Corporation Act, adopts these Articles of  Incorporation.

Dated' April 26, 2010

/s/ Neil Fallon
NEIL FALLON, Incorporator

  ARTICLES OF INCORPORATION - 6           AMERICAN BREWING COMPANY, INC.